Exhibit 23.1

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2011 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Equinix’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

July 6, 2011

/s/ PricewaterhouseCoopers LLP